Execution Version

CASTOR MASTER FARM MANAGEMENT SERVICES AGREEMENT

by and among

AMBROSIA AGRA HOLDINGS LTD.,

AMBROSIA AGRA, S.A.

and

BIOPOWER CORPORATION

dated as of

July 2, 2013

Execution Version

i

Exhibit A- Testing Services Agreement

Schedule A – Intentionally Left Blank

Schedule B - Castor Oil Management Services

Schedule C - Project Mill and Agriculture Equipment Estimate Costs

Schedule D - Project Start-Up Costs

ii

Schedule E – Calculation and Reporting of Adjusted Net Income from the Project and Project Management Fee

Schedule F – Insurance Requirements

iii

Execution Version

CASTOR MASTER FARM MANAGEMENT SERVICES AGREEMENT

THIS CASTOR MASTER FARM MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of July 2, 2013 (the “Effective Date”) by and between Ambrosia Agra Holdings Ltd (the “Company”), Ambrosia Agra, S.A. (the “Developer”) and BioPower Corporation (the “Project Manager”) hereunder referred to individually as a (“Party”) or collectively as (the “Parties”).

WHEREAS:

A.	the Company and Project Manager wish to establish a castor seed processing mill and farming operation in the Chaco Region near Puerto Casado in the Republic of Paraguay (the “Project”) to be developed by Ambrosia Agra, S.A. (“the Developer”);

B.	the Company and the Project Manager have agreed that prior to undertaking the Project, the Parties shall have conducted a Project yield efficacy test (the “Test”) in accordance to the Testing Services Agreement set forth in Exhibit A;

C.	the Test will be successful if the Test Farm Yield produces a minimum of 3.2 tons of castor seeds per hectare (one ton per acre) and forty three percent (43%) of oil yields (the “Yield”) as set forth in the Testing Services Agreement;

D.	as soon as the Test is completed and the Yield is certified as provided in the Testing Services Agreement, the Company and the Developer shall develop the Project; and

E.	NOW, THEREFORE, in consideration of the premises and mutual covenants and Agreements hereinafter contained, it is hereby agree as follows:

Article I
DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1       Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below (unless a different meaning shall be expressly stated):

“Affiliate” means, for any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person. As used in this definition, the term “control,” “controlling” or “controlled by” shall mean the possession, directly or indirectly, of the power either to (a) vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person; or (b) direct or cause the direction of the actions, management or policies of such Person; whether through the Ownership of voting securities or interests, by contract or otherwise; provided, however, that the term “Affiliate” in respect of a Party shall not include the other Party.

“Agreement” has the meaning set forth in the preamble hereof, as same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

“Applicable Law” means any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline, protocol, procedure, policy (to the extent mandatory), stock exchange rule, or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Governmental Authority with jurisdiction over the Project, the Parties or the Services.

“Broker” has the meaning set forth in Section 6.2(e).

“Business Day” means any date other than a Saturday, a Sunday or a day in which the banks are closed for business in Asuncion, Republic of Paraguay, New York, New York, United States of America.

“Company” means Ambrosia Agra Holdings Ltd, a Cayman Islands corporation including its successors and permitted assigns.

“Company Indemnified Parties” has the meaning set forth in Section 15.1.

“Confidential Information” has the meaning set forth in Section 16.2(c)3.

“Country” means the Republic of Paraguay, which is also referred to in this Agreement as Paraguay.

“Developer” means Ambrosia Agra, S.A., a newly formed corporation known as El Paso, S.A. incorporated under the laws of the Republic of Paraguay, by Deed No. 13 dated February 1st, 2013 and registered in the Public Registry of Commerce, under No. 101, page 1295 in Asuncion, in the Republic of Paraguay, and 100% owned subsidiary of the Company, as of the Effective Date, including its successors and permitted assigns, which shall perform development services for the development of the Project.

“Dispute” has the meaning set forth in Section 17.3

“Dollars” or “$” references shall mean U.S. Dollars.

“Events of Default” has the meaning set forth in Section 11.1.

“Factory Lease” has the meaning set forth in Section 4.5.

“Force Majeure” means acts of terrorism, illicit acts of third parties, fire, explosion, earthquake, storm, flood, freezing of wells or pipelines, delays in obtaining rights-of-way, shutting-in facilities for repair or maintenance, strike, lock out, activities of a combination of workmen or other labor difficulties, lockouts, wars, insurrection, riot, Applicable Law, political action such as change in government or impeachment, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Authority, judgment or decree of a court of competent jurisdiction or any other cause not reasonably within the control of the party claiming force majeure.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“ICC” has the meaning set forth in Section 17.3.

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“IFRS” has the meaning set forth in Section 5.7.

“Insolvency Event” means the bankruptcy, insolvency, liquidation, administration or other receivership or dissolution of a Party or any general assignment by a Party for the benefit of its creditors under any bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar Applicable Law and any equivalent or analogous proceedings or step taken (including the presentation of a petition or the passing of a resolution) for or with a view to any of the foregoing.

“Land” has the meaning set forth in Section 4.3.

“Land Company” means the company or companies with rights to the land and from which the Developer will enter into an Agreement for the lease of the Land;

“Land Rent” has the meaning set forth in Section 4.4.

“Late Payment Rate” has the meaning set forth in Section 5.6.

“Material Adverse Effect” means an effect on (i) the financial, banking, capital markets or general economic conditions in the Country or the United States; (ii) a change in the Applicable Law or other applicable codes affecting the castor oil market that makes performance of the obligations under the Agreement impossible; (iii) the insolvency of BioPower Corporation asserted by a third party or a Governmental Authority; or (iv) a legal proceeding instituted (including pursuant to any conciliation request or similar notice to a Party or its Affiliates seeking to restrain or prohibit the consummation of the transactions contemplated herby, and (v) there shall not be in effect any order, decree, resolution, or action by a Governmental Authority of competent jurisdiction, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or perform their obligations under this Agreement.

“Option” has the meaning set forth in Section 5.3.

“Option Agreement” means the Option Agreement by and between the Project Manager and the Company.

“Option Closing Date” has the meaning set forth in Section 5.3.

“Option Exercise Notice” has the meaning set forth in Section 5.3.

“Option Payment” has the meaning set forth in Section 5.3.

“Option Period” has the meaning set forth in Section 5.3.

“Party” and “Parties” have the meaning set forth in the preamble hereof.

“Permits” means any permit, license, authorization or approval issued by a Governmental Authority in respect of the Project.

“Person” means any individual, corporation, partnership, joint venture, association, trust, Limited Liability Company, unincorporated organization, Governmental Authority or any other form of entity.

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“Product” means any and all saleable products or services from the Project, including without limitation castor seed and castor oil (and all derivatives) produced, all other products grown or developed from the Project, and any carbon credits.

“Project” means the castor farm and the development thereof, including with respect to the Farm, (a) obtaining all necessary consents, concessions, permits and authorizations, (b) obtaining equity and project financing and entering into of appropriate Agreements relating to such financing, (c) negotiation and execution of all necessary contracts, and (d) development and commissioning.

“Project Manager Indemnified Parties” has the meaning set forth in Section 15.2

“Project Go Ahead” means the date thirty (30) days after the certification of the Yield as provided in the Testing Services Agreement, unless the Developer gives the Project Manager written notice of a material change in economic circumstances that will have a material adverse effect on the projected returns of the Project. If, the Developer decides that such a material change has occurred, but makes the determination to re-enter the castor market in the Country within four (4) years, the Developer must proceed on the Project with the Project Manager.

“Project Manager” means the BioPower Corporation including its successors and permitted assigns which shall perform the Services pursuant to Schedule B.

“Project Management Fee” has the meaning set forth in Section 7.1 and Schedule D.

“Reasonable Expenses” means (i) expenses actually and reasonably incurred (including attorneys’ fees) and (ii) to the extent permitted by Applicable Law, amounts paid in settlement, in each case, by or on behalf of an indemnified person in connection with any action, suit or proceeding, including any investigation of, preparation for or defense of any such action, suit or proceeding, for which such person is entitled to indemnification under Section 15.1 or Section 15.2, as applicable, and any appeal therefrom.

“Representatives” means, with respect to a Party, its Affiliates, and its and their respective, officers, employees, directors, shareholders, partners, managers, agents and other legal representatives; provided, however, that neither Party shall be the Representative of the other Party.

“Restricted Period” has the meaning set forth in Section 16.1.

“Rules” has the meaning set forth in Section 17.3

“Services” has the meaning set forth in Section 2.1.

“SPV” has the meaning set forth in Section 5.4(a).

“Test” has the meaning set forth in the preamble.

“Term” has the meaning set forth in Section 4.1.

“Termination Notice” has the meaning set forth in Section 11.1(b).

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“Testing Services Agreement” means the Testing Agreement by and between the Project Manager and the Company, dated as of July 2, 2013, a copy of which is attached hereto as Exhibit A.

“Yield” has the meaning set forth in the preamble.

Section 1.2       Rules of Interpretation. Unless otherwise expressly provided or unless required by the context in which any term appears:

all words in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number (singular or plural) and any other gender (masculine, feminine or neuter), as the context of this Agreement may require;

(a)           references to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections or exhibits of this Agreement unless otherwise specified;

(b)           all references to a particular entity shall include a reference to such entity’s successors and permitted assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)           the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

(d)           all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied;

(e)           references to any Agreement, document or instrument shall mean a reference to such Agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time;

(f)           the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

(g)           references to Applicable Law shall mean a reference to such Applicable Law as the same may be amended, modified, supplemented or restated and be in effect from time to time, including rules and regulations promulgated thereunder; and

(h)           the titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement;

(i)           unless otherwise indicated herein, any reference in this Agreement to a Section shall mean the applicable section of this Agreement;

(j)           the headings in this Agreement are intended for reference purposes only and shall be given no effect in the construction and interpretation hereof. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this;

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(k)           when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(l)           all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Section 1.3       Drafting of Documents. The Parties collectively have prepared this Agreement, and none of the provisions hereof shall be construed against one Party on the grounds that such Party is the author of this Agreement or any part hereof.

Article II
AGREEMENT

Section 2.1       Project Manager Services. The Project Manager shall provide farm and mill management and managerial oversight services for the Project and agricultural operations pursuant to Schedule B, in the aggregate (the “Services”) including: (i) management services for the mill and agriculture operations; (ii) training of suitable employees of the Company and the Developer; (iii) sourcing all castor seeds, growing agents and growing protocols related to the Project; (iv) castor oil sales and management services; and (v) sourcing third party engineering, construction, and procurement for mill and agricultural equipment relating to the Project mill, agricultural equipment and Project operations in compliance with the cost and procurement procedures set forth in Schedules C and D and previously approved by the Developer. During the Term, the Developer and the Project Manager shall establish and mutually agree on annual budgets for the Project. Project Manager will be responsible for the payment of salaries, wages, taxes, and claims of its employees and any subcontractors that it engages to provide it services; provided, however, the foregoing provision does not relieve the Company and the Developer from the responsibilities set forth herein to fund all budgeted expenses of the Project. The Developer shall have the right, in its reasonable business discretion following consultation with Project Manager, to approve the engagement of employees, subcontractors, consultants or other third parties designated by the Project Manager from any Services being performed under this Agreement. All Services shall be provided by the Project Manager in compliance with Applicable Law including the laws and regulations of the Country.

Article III
CONDITIONS PRECEDENT

Section 3.1       Conditions Precedent to Obligation of Company. The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Project Go Ahead, of the following conditions precedent (which may be waived by Company in whole or in part to the extent permitted by applicable Law):

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(a)           the Company and the Project Manager shall have conducted a Project yield efficacy test (the “Test”) in accordance to the Testing Services Agreement set forth in Exhibit A and the Test shall produce the Yield.

(b)           there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect (“Material Adverse Effect”).

The solvency of the Company and the Developer shall not be a condition precedent to this Agreement.

Article IV
TERM, FUNDING AND DEVELOPMENT OF THE PROJECT.

Section 4.1       Term. The term of this Agreement shall commence at the Project Go Ahead and shall be effective at signing subject to the conditions in Article III, and continuing thereafter until the final harvest and milling cycle ten (10) calendar years later, at which time the Agreement will automatically renew on an annual basis until any party provides ninety (90) calendar days’ notice to the other Parties of termination or the Parties come to a mutually agreeable termination date (the “Term”).

Section 4.2       Funding of the Project. Upon certification of the Yield, the Company shall fund, through equity contributions to the Developer or the SPV (as defined in Section 5.4), the Project start-up expenses during the first year of the Term in amounts not less than the amounts set forth on Schedules C and D, on a time schedule reasonably agreed by Company and Project Manager. In accordance with mutually agreed budget, the Company shall fund, through equity contributions to the Developer or the SPV, the Project working capital needs during the Term. Any material changes or additional expenses added to the budget shall be pursuant to the mutual agreement of the Parties.

Section 4.3       Access to Land. Upon certification of the Yield, the Company will procure access to not less than 1,681 hectares of cleared arable land for farming in the Chaco Region near Puerto Casado in the Republic of Paraguay during the first and second year of the Term. It is the intent of the Parties to increase the hectares of land under cultivation and to correspondingly increase the size of the milling operation in a commercially reasonable manner. As such, the Company will provide access to additional hectares of land as commercially necessary and in accordance to the reasonable agreement of the Parties (all additional land, together with the original 1.681 hectares, the “Land”). The Land shall be provided to the Project cleared and arable with the capacity to grow row crops under normal bio-geographic conditions and shall be reasonably acceptable to the Project Manager.

Section 4.4       Lease of the Land. The Developer will enter into an agreement with the Land Company for the lease of the Land for a period of not less than ten (10) years. The Developer shall pay to the Land Company a monthly fixed five dollar ($5) rent per each hectare of arable land made available to be used for the benefit of and allocated to the Project (the “Land Rent”). As of the first day of the sixth year starting from the Effective Date, the Land Rent shall increase yearly in an amount no greater than two percent (2%).

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Section 4.5       River-front Factory Land and Access to Commercial Port. The Developer will lease a riverfront factory in Puerto Casado, Paraguay and obtain commercial port access for milling and shipping operations in the Country. The Developer shall pay to the Land Company an annual rent of sixty thousand dollars ($60,000) payable in equal monthly installments of five thousand dollars ($5,000) during the Term of the Agreement (the “Factory Lease”). Rent under the Factory Lease shall increase yearly in an amount no greater than two percent (2%) as of the first day of the sixth year starting from the Effective Date.

Section 4.6       Authorizations from Government Authority. After the execution of this Agreement, the Developer will (i) file all necessary documents with the corresponding Government Authority to register all castor seeds for importation in the Country and (ii) apply for exclusive distribution rights during the Term in the Country; provided, however, if the exclusivity provisions in Article IX are no longer applicable, the Developer will assign the exclusive distribution rights to the Project Manager.

Section 4.7       Subcontractors. The Project Manager shall inform the Company in writing of the identity of all subcontractors whom Project Manager intends to hire for the Project. The Company shall have the right to approve and refuse any such subcontractors. The Company shall not unreasonably withhold its approval of and such subcontractor.

Section 4.8       Status Reports. On a periodic basis, but not less frequently than monthly, the Project Manager shall submit written status reports to the Company and the Developer, in form and substance reasonably agreed to by the Company and the Project Manager, describing the Services performed during the period since the prior status report, with reasonably sufficient detail to evidence the nature and scope of Services provided, and covering the current status of activities and an identification of any problems encountered and actions taken to resolve them. In such reports, the Project Manager’s report shall address the following matters:

(a)           the status of milestones set forth in the Project not yet achieved and the date on which they are likely to be achieved; and

(b)           to the Project Manager’s knowledge, any circumstance, development or event, including, any loss or interference with the business of the Project, taken as a whole, from fire, explosion, flood, war, accidents, natural disasters, storms, droughts, riots, strikes, demonstrations or any other acts of God or other calamity, whether or not covered by insurance, or from any action, order or decree of any Governmental Authority, and without limiting the foregoing, any existing or threatened litigation, arbitration, or suit (whether civil, criminal, administrative or judicial, or whether public or private) brought in connection with the Project, in each case that has had or would reasonably be expected to have an adverse effect on the Project.

Upon either the Company’s or the Developer’s reasonable request, Developer and the Company will meet with the Project Manager’s approved personnel to review the status of Services and any other information identified in the status reports.

The Company and Developer will have immediate access to the Land and contracts and records mentioned in the status report, during normal business hours upon reasonable notice to the Project Manager.

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Section 4.9       Insurance. All Project Manager employees servicing the Project will be covered under the Company’s general liability insurance policy, paid by the Company and reasonably acceptable to the Project Manager. Except as otherwise provided, the Company, the Developer and the Project Manager shall, at their own expense, maintain the respective insurance coverage set forth on Schedule F.

Section 4.10       No Failure to Pay. The Project Manager shall pay all valid claims for its labor, materials, services, supplies, and products owed by it as and when such claims become due.

Section 4.11       Exclusivity. The Parties acknowledge and agree that during the Term, the Project Manager, the Company and the Developer shall work together exclusively with respect to the Project in the Country. During the Term, the Project Manager, the Company and Developer shall not enter into, and shall prevent any of their respective Affiliates or Representatives from entering into, any contract or agreement competitive with the Project in the Country with any Person other than the Parties or their Affiliates, unless the Parties have provided its prior written consent. However, if after the Company’s reasonable commercial efforts, the Company does not increase the land and expand the milling operations as provided in Section 4.3, the Project Manager will not be held to be exclusive.

The Company and the Developer shall be responsible for all costs for Project employees and compliance with all labor laws and regulations applicable to the Project. Pursuant to the mutually agreed Development Budget, including those expenses cataloged in Schedule C, the Project Manager shall implement the Project with employees engaged by the Company and the Developer in connection with soil preparation, sowing, irrigation, weed, rodent and pest control, harvesting, clearing, drying and winnowing castor seeds, and conducting milling, extraction and shipping operations.

Article V
OTHER PROJECT AGREEMENTS

Section 5.1       Nature of the Agreement. This Agreement is a master agreement setting forth overarching terms and conditions upon which the Parties intend to proceed with the Project. The Parties intend for the Project to be a long term business venture that may require the Company, the Developer and the Project Manager to enter into additional agreements, instruments and undertakings relating to the Project to respond to developments or changes in Project requirements. The Parties agree to cooperate in good faith to enter into such agreements, instruments and undertakings and to do all things the Parties’ otherwise determine are reasonably necessary to satisfy the purposes of this Agreement.

Section 5.2       Financing Agreement. The Parties agree to work jointly to determine a financing structure for the Project to optimize the return from the Project. The Company will contribute to the Developer and the SPV equity capital equal to one hundred percent (100%) of the financing of the Project, including cost incurred during the Test periods described in Schedule D. The Company and its Affiliates shall have the right to enter into additional agreements, instruments and undertakings relating to the Project (to the extent not inconsistent with this Agreement or the Testing Services Agreement) to respond to developments or changes in Project requirements, Applicable Law, the market for castor and its by-products or other circumstances (e.g., farm leases, powers-of-attorney, bonds, financing agreements, brokerage agreements, and shipping agreements). The Parties agree to cooperate in good faith and to enter into all such agreements, instruments and undertakings and to carry all actions the Parties’ otherwise determine are reasonably necessary to satisfy the purposes of this Agreement.

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Section 5.3       Option Agreement.

(a)           Option. The Project Manager shall have the right and option (the “Option”) to purchase, subject to satisfaction of the conditions set forth in the Option Agreement, any amount of shares up to twenty percent (20%) of the total share capital (on a fully diluted basis taking into account shares issuable pursuant to options, warrants, convertible securities or other rights) of both the Developer and the SPV.

(b)           Nature of the Option. The Project Manager shall exercise the Option for shares in the Developer and the SPV at the same time. The Project Manager shall not have the right to exercise the Option for shares in either the Developer or the SPV without exercising the option for a corresponding equity share in the other entity.

(c)           Option Period. During the period commencing on the Project Go Ahead date, provided in writing from the Company, and ending ninety calendar (90) calendar days later, the Project Manager will have the right to exercise the Option (“Option Period”).

(d)           Option Price. The Project Manager will have the option to contribute an amount of equity up to twenty percent (20%) in accordance with the percentage of total share capital purchased of all the actual costs incurred by the Developer and SPV until the exercise of the Option, including expenses incurred under the Testing Services Agreement (“Option Payment”).

(e)           Procedure for the Option Payment. The Option Payment shall be paid in accordance with the provisions of the Option Agreement.

(f)           Exercise of the Option. The Option shall be exercised by the Project Manager delivering written notice of such exercise to the Company prior to the expiration of the Option Period (“Option Exercise Notice”). The Option Exercise Notice shall specify the percentage (subject to the limitations set forth in the Option Agreement) of the share capital in Developer and SPV to be purchased by the Project Manager and the desired closing date for each purchase within ninety (90) calendar days following the exercise of the of the Option (“Option Closing Date”).

(g)           Failure to Exercise the Option and make Option Payment by Option Closing Date. If the Project Manager does not deliver an Option Exercise Notice to the Developer and the Company prior to expiration of the Option Period, or does not close on the Option by the Option Closing Date, the Option will be deemed to have expired, without prejudice to the Project Manager’s continued commitments to the Project.

(h)           Option Election Irrevocable. The election made pursuant to the Option Exercise Notice shall be irrevocable.

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Section 5.4       Off–Take Agreement.

(a)           The Company will form a 100% owned special purpose vehicle (the “SPV”) for the sale of the castor oil, and an off-take agreement will be entered into between the Project Manager, the Developer and the SPV. The Project Manager will have the first right to market the castor oil on behalf the SPV; however, if a contract offer to purchase the oil is received by the Developer or the SPV with better terms than the one that the SPV brings, and the SPV does not proceed with the better offer, then the Developer may ask the SPV to execute a contract with these better terms.

(b)           The Company will contribute a hundred percent (100%) of the capital of the SPV.

Section 5.5       Castor Oil Biodiesel The Developer may elect to refine castor oil produced at the Project to manufacture biodiesel for the reasonably estimated usage in the operation of the Project if the cost of producing biodiesel from castor oil is less than the cost of purchasing diesel fuel from an outside source. If such refined biodiesel exceeds the Project needs, the Developer may decide to sell biodiesel produced in excess of the needs of the operation to third parties. Sales proceeds from such biodiesel will be included in the calculation for Project Management Fee pursuant to Schedule E.

Section 5.6       Payment; Security. All amounts under this Agreement that are payable to Parties shall be made by wire transfer or, if so requested in writing by each of the Parties, by delivery of other immediately available funds, pursuant to payment instructions provided in writing at least five (5) Business Days prior to the applicable payment date. Any fee for any partial month shall be prorated based upon the actual number of days in the period subject to proration. If a Party fails to make any payment pursuant to this Agreement within a week of when due, then the amount of such payment shall bear interest at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate permitted by Applicable Law in New York from the date on which payment was due through and including the date the full amount of such payment is actually received by the Party to whom it is due (the “Late Payment Rate”) plus all reasonable and verifiable costs of collection. Within one-hundred and twenty (120) days of the Project Go Ahead, if the Project Manager does not exercise the Option, the Company, the Developer and the Project Manager shall enter into security, collateral or other agreements and instruments enforceable under the laws of the Country granting the Project Manager a security interest in the Product and proceeds thereof to secure payment of all undisputed Project Management Fees, and other undisputed amounts due and owing to the Project Manager for a period of thirty (30) Business Days. If any undisputed amount due to the Project Manager is not paid within thirty (30) Business Days of the due date thereof, the Project Manager shall be entitled to exercise its rights to enforce the security interest under the relevant laws of the Country without the declaration of an Event of Default; provided, however that the inability of the Developer to pay is not due to a material breach on the part of the Project Manager.

Section 5.7       Books and Records. The Developer shall maintain books and records supporting the costs for the Project (including operations of the Developer and SPV) under this Agreement in accordance with generally accepted accounting principles under the International Financing Reporting Standards (“IFRS”) and in United States currency and yearly audited Financial Statements by Ernst & Young or one of the big four accounting firms available one-hundred and twenty (120) calendar days after the end of each fiscal year. The Developer will provide quarterly reports to the Project Manager with the accounts and books of the Developer. The Project Manager shall have the right to review the working papers and books of the Project.

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Article VI
DEGREE OF CARE; REPRESENTATIONS AND WARRANTIES

Section 6.1 Degree of Care. Project Manager shall use its reasonable commercial efforts to perform the Services and to cause its representatives to perform the Services hereunder in a professional manner and with due care, but shall have no liability to the Company or any of its Affiliates for any act or omission except to the extent such act or omission constitutes gross negligence, willful misconduct or breach of this Agreement.

Section 6.2       Representations and Warranties. Each of the Project Manager, the Company and the Developer represent and warrant to other Parties, as follows:

(a)           it is duly formed, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation as set forth in the preamble of this Agreement;

(b)           it has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. It has duly authorized the execution and delivery of this Agreement. Assuming the due authorization, execution and delivery by the other Party of this Agreement, this Agreement constitutes a legally valid and binding obligation of the Party, enforceable against it in accordance with the terms hereof, except as the enforceability thereof may be limited by an Insolvency Event or Applicable Law affecting the enforcement of creditors’ rights generally and equitable principles;

(c)           neither the execution, delivery or performance by it of this Agreement will result in: (i) a violation of or a conflict with any provision of its organizational documents; (ii) a breach or violation of any contract, Agreement, indenture, mortgage, pledge, note, bond, or other instrument to which it is a party or by which it or its assets are bound or affected; (iii) a violation by it of any Applicable Law; or (iv) an imposition of any encumbrance on its properties, assets or businesses;

(d)           except as specifically provided for under this Agreement, no permit or approval of or notice to any Governmental Authority is required in connection with the execution or delivery by it of this Agreement or, the consummation by it, of the transactions contemplated by this Agreement;

(e)           it does not have a contract, arrangement or understanding with any broker, finder, agent or other intermediary (“Broker”) with respect to the transactions contemplated by this Agreement for which another Party could be liable if such Broker is not paid by it; and

(f)           no suit, action, litigation, administrative hearing, arbitration, labor controversy, or other proceeding or Governmental Authority inquiry or investigation affecting it or its properties is pending or, to its knowledge, threatened against it which would have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement. It is in compliance with all Applicable Law, except where the violation of an Applicable Law would not have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

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Section 6.3       Warranty for Services; Obedience. The Project Manager warrants that it will perform the Services, and have any subcontractor perform its Services, in a commercially reasonable manner and in accordance with (i) all Applicable Law and (ii) the practices, methods, standards and acts that, at all times shall be exercised adopting commercially reasonable efforts. The Project Manager shall, and shall have any subcontractor performing Services, at no cost to the Company and Developer, re-perform such portion of the Services which are in breach of the warranty in the preceding sentence as may be necessary to remedy such breach, provided that the Company and Developer provides the Project Manager written notice of such breach within fifteen (15) days of Project Manager’s performance of such Services. The Company and the Developer shall cause all employees of the Project to obey the commercially reasonable instructions of the Project Manager in accordance with Applicable Law in the Country.

Section 6.4       Survival. The warranty provisions of Section 6.3 shall survive the expiration or earlier termination of this Agreement.

Article VII
PROJECT MANAGEMENT FEES

Section 7.1       Project Management Fee.

(a)           In full consideration and compensation for the Services to be performed by the Project Manager hereunder, during the Term, the Company shall pay to the Project Manager a Project management fee (the “Project Management Fee”) of six percent (6%) of all net income derived from the Project. The Project Management Fee shall be calculated and paid pursuant to the Schedule E.

(b)           The Project Manager will cease to receive and relinquish the Project Management Fee upon the closing of its exercise of the Option set forth in the Option Agreement. All payments hereunder shall be made in US Dollars converted from Paraguayan Guarani, as applicable, at the rate established by the Central Bank of Paraguay at the time of payment and shall be earned by or made to the Project Manager, unless otherwise instructed, at least three (3) Business Days prior to the due date of the payment.

Article VIII
PROJECT AND OTHER EXPENSES

Section 8.1       Project and Other Expenses

(a)           During the Term, the personnel of Project Manager assigned to perform duties hereunder will engage in such travel as may be reasonably required in connection with the performance of those duties. The Company or the Developer, as applicable, will pay or reimburse all such reasonable expenses upon submission of proper documentation, with due regard to cost savings for the Project’s benefit.

(b)           During the first year, the Company will make investments in the Developer and the SPV in accordance with Schedules C and D, as reasonably needed to facilitate the Project. The Company will likewise reimburse Project Manager for, all pre-approved equipment and supplies bought by the Project Manager and specifically dedicated to the Project for purposes of this Agreement. The Developer and SPV will own all equipment and tangibles purchased for the facilitation of the Project.

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Article IX
PROJECT MANAGER’S NON-EXCLUSIVE DEALING; EXCLUSIVE IN-COUNTRY ACTIVITY

Section 9.1       Project Manager’s Non-Exclusive Dealing; Exclusive In-Country Activity. The Company acknowledges that Project Manager is engaged in various biomass businesses, some of which may be competitive with the Project’s business as fully disclosed to the Company at the Effective Date and from time to time, and that some or all persons who perform the Services, will be full time employees of the Project Manager and that their primary loyalty is to the Project Manager. The mere existence of Project Manager’s business activities as described above and the use of such employees to perform Services shall in no way give rise to any liability to the Project Manager or such employees under this Agreement. Notwithstanding the foregoing, the Parties hereby agree that the Project will be their exclusive castor-related activity in the Country and, neither the Company or the Developer, on the one hand, nor the Project Manager, on the other hand, or any of their respective Affiliates, will engage in castor-related business within the Country outside of the project. The Project Manager Personnel as defined in Exhibit A will also not be involved in any other castor oil projects in the Country. By the third anniversary of the Project Go Ahead, the foregoing exclusivity covenant shall not apply if the Developer does not increase the arable land available to the Project to five-thousand (5,000) hectares.

Article X
INDEPENDENT STATUS

Section 10.1     Independent Status.This Agreement creates a contractual service relationship among the Parties. The Project Manager, the Developer and the Company are not partners, joint venturers, or employer-employee. Except as set forth herein or as otherwise agreed to in writing by the Parties, no Party shall have any authority to assume or create any obligation or responsibility whatsoever, expressed or implied, on behalf of or in the name of another Party or to bind another Party in any manner whatsoever. No Party shall owe any fiduciary duty to another Party by virtue of this Agreement. Each Party shall discharge its own debts and obligations without recourse against the other Parties except as set forth in this Agreement and the Testing Services Agreement.

Article XI
DEFAULTS

Section 11.1     Defaults.

(a)           The following shall constitute events of default (“Events of Default”) hereunder:

(i)           the failure of the Company, the Developer or the Project Manager to pay any sum due hereunder within five days of the due date thereof;

(ii)          the breach of any representation or warranty or the failure of any Party to perform, keep, or fulfill in any material respect any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement and the continuance of such default for a period of thirty (30) Business Days after notice of said default; and

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(iii)         the occurrence of an Insolvency Event involving a Party.

(b)          Upon the occurrence of any Event of Default, the non-defaulting party may give to the defaulting party written notice of the non-defaulting party’s intention to terminate this Agreement specifying the cause therefor (“Termination Notice”). If the defaulting party shall fail to cure an Event of Default described in clauses (a)(ii) or (iii) of this Section before the expiration of a period of sixty (60) Business Days from the date of such Termination Notice, this Agreement shall terminate; provided, however, no party may give a Termination Notice if it controls or has contributed materially to another Party’s acts or inaction resulting in the Event of Default. A Termination Notice shall not relieve the defaulting party of its liabilities or obligations to a non-defaulting Party.

(c)           The rights granted hereunder shall not be in substitution for, but shall be in addition to, any rights and remedies available to the non-defaulting Party hereunder by reason of applicable provisions of law.

Article XII
TERMINATION

Section 12.1     Termination by Written Agreement. In addition to termination as otherwise provided herein, this Agreement shall terminate without liability (except for amounts already due and owing) of any Party at any time upon the written Agreement of the Company, Developer, and the Project Manager.

Section 12.2     Cooperation Following Termination. Following the expiration or termination of this Agreement, at the reasonable expense of the Company and the Developer, the Project Manager shall reasonably cooperate with the Company and the Developer in matters relating to the winding up of its pending Services and the orderly transfer of any such pending Services.

Section 12.3     Survival. The provisions set forth in this Section shall survive the completion of the Project, the payment of all amounts payable hereunder, and the termination of this Agreement.

Section 12.4     Termination for a Material Adverse Effect. The occurrence of a Material Adverse Effect event involving a Party shall terminate this Agreement. In the event that the Agreement is terminated due to the occurrence of a Material Adverse Effect, the Parties are precluded from re-entering the castor oil business in the Country during the Term without affirming the relationship established by the agreement; provided, however, that the Principal Supervisors, as defined in the Testing Services Agreement, must remain the same, or be substituted to the satisfaction of the Owner Agent.

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Article XIII
WAIVER

Section 13.1       Waiver. The failure of a Party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by a Party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Project Manager, the Developer or the Company or constitute a substantial deviation from the general intent and purpose of said Parties as reflected in this Agreement.

Article XIV
ASSIGNMENT

Section 14.1       Assignment. No Party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other Parties hereto; provided, however, that the sale of substantially all the assets of the Project Manager to, or the merger of the Project Manager into a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this Section. Notwithstanding the foregoing, the Project Manager and the Company may each assign its respective rights and responsibilities to one or more controlled affiliates of such Party; provided, such assignment shall not relieve the obligated Party from liability for performance of any such obligation or for breach of this Agreement. In the event of consent by a Party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such Party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

Article XV
INDEMNIFICATION

Section 15.1       Indemnification by Project Manager. The Project Manager hereby covenants and agrees to indemnify, defend and hold harmless the Company, the Developer, and the Land Company and their respective subsidiaries and Affiliates, each of their respective officers, directors, employees, agents, stockholders and controlling persons, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, and Reasonable Expenses to which any Company Indemnified Party may become subject, caused by, related to or arising out of: (i) any willful or negligent breach of this Agreement by the Project Manager, subcontractors, or any third-party contracted by the Project Manager for the Project; (ii) subject to Section 15.2, the conduct of the Project Manager’s business; or (iii) any act or omission resulting from the bad faith, gross negligence, or willful misconduct of Project Manager, subcontractors, or any third-party contracted by the Project Manager for relating to the Project.

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Section 15.2       Indemnification by Company and Developer. The Company and the Developer hereby covenant and agree to indemnify, defend and hold harmless Project Manager and its subsidiaries and Affiliates, each of their respective officers, directors, employees, agents, stockholders and controlling persons, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Project Manager Indemnified Parties”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, and Reasonable Expenses to which any Project Manager Indemnified Party may become subject, caused by, related to, or arising out of (i) any willful or negligent breach of this Agreement by the Company or the Developer and (ii) the Services or any other advice or services contemplated by this Agreement or the engagement of the Project Manager pursuant to, and the performance by the Project Manager of the Services contemplated by, this Agreement (whether such Services are provided to Company, the Developer or a subsidiary or Affiliate of the Company or Developer); provided that the Project Manager Indemnified Party acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Project and did not act in bad faith, gross negligence, willful misconduct, or breach of this Agreement.

Article XVI
COVENANTS IN RESPECT TO CONFLICTS, NON-SOLICITATIONS, NON-DISPARAGEMENT, PROPRIETARY RIGHTS, AND CONFIDENTIALITY

Section 16.1       Conflicts of Interest. During the period beginning from the Effective Date until the termination of this Agreement (the “Restricted Period”):

Section 16.2       Non-Solicitation; Non-Disparagement. During the Restricted Period, the Parties covenant and agree not to, directly or indirectly:

(a)           contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, agent, independent contractor or otherwise) any person employed by the Parties or any of its subsidiaries at any time during the Restricted Period and surviving the Term of the Agreement for three years, without the prior written consent of the other Party;

(b)           solicit or attempt to induce any customer or other business relation of the Parties or any of its subsidiaries into any business relationship which might materially harm a Party or any related, affiliated or subsidiary organization; or

(c)           participate or concur in any remarks or actions that are disparaging or detrimental in any way to the business or personal reputation of the Parties and any related, affiliated or subsidiary organization of the Parties, or any directors, officers, employees or representatives of the Parties or any such person.

Section 16.3       Nondisclosure of Confidential Information. In connection with the Project, Company, the Developer and Project Manager may be entrusted with information, whether disclosed in written, verbal or visual form, relating to the business, strategy, technology, products, marketing plans, financial condition, employees, vendors, partners and/or customers of the other party and its respective subsidiaries and Affiliates (“Confidential Information”). Each of Company, the Developer and Project Manager: (i) shall treat all such Confidential Information as strictly confidential; (ii) shall use such Confidential Information only for the purposes contemplated in this Agreement; (iii) shall protect such Confidential Information, whether in storage or in use, with the same degree of care as it uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, (iv) shall not disclose such Confidential Information to any third party except to such employees or agents who need to know such Confidential Information for the purpose of effectuating this Agreement, and (v) shall be responsible for any unauthorized use or disclosure of Confidential Information by its employees, agents and Affiliates.

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Section 16.4       Exclusions. Confidential Information of Company or Project Manager shall not include information which: (a) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of the other party; (b) was lawfully obtained by the other party from a third party without breach of this Agreement; (c) was known to the other party at the time of disclosure; or (d) is required to be disclosed, in the opinion of counsel, pursuant to Applicable Law, stock exchange rule, subpoena or the order of any court or governmental agency.

Section 16.5       Return. Upon the termination of this Agreement, and in any event upon request at any time, the Parties agree that they shall (a) return to the appropriate party or destroy, all Confidential Information of the other party, including, without limitation, any property (including any copies, extracts or summaries thereof) embodying Confidential Information, and (b) certify in writing to the other party, within 10 Business Days following its request, that all such Confidential Information has been returned or destroyed.

Section 16.6       Public Announcements. A Party shall not issue any public announcement or other statement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, such consent is not required if such statement is required by Applicable Law, or order of a court of competent jurisdiction. In the event of a breach of this Section, in addition to and not in lieu of any legal or equitable remedies that may otherwise be available, the non-issuing Party may, in its sole discretion, issue public announcements as such non-issuing Party shall deem to be appropriate in its sole discretion to supplement, correct or amplify the announcement or statement made by the issuing Party.

Article XVII
MISCELLANEOUS

Section 17.1       Publicity. None of the Company, the Developer or Project Manager shall make any disclosure to any third party regarding the existence or terms of this Agreement or any work or Services performed or intended to be performed under this Agreement, without the prior written consent of the other party, except for disclosures required by Applicable Law.

Section 17.2       Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

Section 17.3       Applicable Law; Jurisdiction. This Agreement shall be construed under and shall be governed by the laws of the State of New York.

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(a)           The Parties hereto agree that prior to the initiation of any claim or law suit, the Parties shall undertake every reasonable effort to reach amicable settlement within forty-five (45) Business Days of a written notice by one Party to the other that a dispute or controversy arising out of or relating to the performance or interpretation of this Agreement has arisen.

(b)           Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

(c)           The arbitration shall be conducted in accordance with the Arbitration Rules (the “Rules”) of the International Chamber of Commerce (“ICC”) (as then in effect).

(d)           The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

(e)           Each of the Project Manager, on the one hand, and the Company and Developer, on the other hand, shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.

(f)           If the Parties initiate multiple arbitration proceedings under this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the ICC, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(g)           Unless otherwise agreed by all parties to the Dispute, the seat and place of arbitration shall be New York, New York.

(h)           The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(i)           The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 17.4, as well as any other procedure authorized by law.

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(j)           All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 17.4.

(k)           All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(l)           Any party to the Dispute may apply to a court in New York, New York, United States of America for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(m)           The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(n)           The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above the Interest Rate (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided, however, that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) days, the applicable Interest Rate for each successive term of ninety (90) days during that period shall be that in effect on the first day of that ninety (90) day period. Interest shall accrue from day to day and be calculated on the basis of a thirty (30) day month and three hundred sixty (360) day year.

(o)           The arbitral award shall be made and payable in USD, free of any Tax or other deduction.

(p)           To the extent permitted by Applicable Law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

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(q)           Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any arbitration award, to enforce other rights of a party to the Dispute, or as required by Applicable Law; provided, however, that any breach of this confidentiality provision shall not void any settlement, expert determination or award.

Section 17.4       Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received (i) on the date of delivery if delivered in person or by facsimile copy and confirmed, (ii) on the date received if sent by Federal Express or other similar overnight delivery service which requires a signed receipt or (iii) upon three days after the date of mailing, if mailed first class by registered or certified mail, return receipt requested, to the party entitled to receive the same at the following addresses:

If to the Company:	Ambrosia Agra Holdings Ltd.
1st Floor Landmark Square 64 Earth Close
P.O. Box 715
George Town, Grand Cayman KY1-1107
Cayman Islands
Attention: Ms. Lay Leng Ng

With a copy (which shall
not constitute notice) to:	Jose Luis Vittor
Hogan Lovells US LLP
700 Louisiana Street, Suite 4300
Houston, Texas 77002
T: 713-632-1400
F: 713-583-6658

If to the Project Manager:	BioPower Corporation
1000 Corporate Drive, Suite 200
Fort Lauderdale, FL 33334 USA
Attention: Robert Kohn, CEO
954.607.2800 phone
954.202.6650 fax

Any Party to receive notices hereunder may change its address for notices by giving notice to the other Parties stating its new address. Commencing on the fifth day after giving such notice, such newly designated address shall be such party’s address for the purpose of all notices, statements or other communications required or permitted to be given pursuant to this Agreement.

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Section 17.5       Entire Agreement. This Agreement, together with other writings signed by the Parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire Agreement between the Parties and supersedes all prior understandings and writings.

Section 17.6       Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

Section 17.7       Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written.

AMBROSIA AGRA HOLDINGS LTD.

By:

Name:

Its:

AMBROSIA AGRA, S.A.

By:

Name:	Ms. Laura Cabrera Iliou

Its:	President of the Board of Directors

By:

Name:	Ms. Ruth Elizabeth Suss Rodriguez

Its:	Vice President of the Board of Directors

BIOPOWER CORPORATION

By:

Name:

Its:

SCHEDULE A

Intentionally Left Blank

SCHEDULE B

Castor Oil Management Services

Pursuant the Agreement, the Project Manager shall perform the following management and supervisory Services:

1)	Identify the optimum geographical area(s) to grow castor bean and suitable rotational crops.

2)	Determine and provide the best suited regiment of chemical, nutrient, and biological techniques, and methods to optimize agricultural crop yields of castor bean and companion rotational crops.

3)	Determine and provide the most suitable harvesting method, seed transport, handling, and storage for castor beans and companion rotational crops.

4)	Supervise, locate, and assisting the purchase of agricultural farm equipment requisite to the needs of the castor bean and rotation crops tilling, planting, spraying, irrigating, cultivating, and harvesting.

5)	Assist in gaining entry to Paraguay of seeds, herbicides, fungicides, pesticides, nutrients, and biologicals that may require registration or jurisdictional approval to be imported.

6)	Instruct and train local personnel, as acceptable to the Project Manager, on agricultural techniques and methods to produce the maximum crop yields deliverable from castor bean and the companion rotational crops.

7)	Identify an engineer or engineering firm in India capable of designing a Castor oil mill/refinery located in Puerto Casado, Paraguay.

8)	Assist in the coordination of a local engineer or engineering firm in Paraguay to review the engineering drawings from India and adjust them to local custom in Paraguay.

9)	Assist in coordinating the necessary immigration visa documentation for the electrical, mechanical, and boiler technicians from India to oversee the castor oil mill/refinery construction.

10)	Manage and supervise the technicians from India during the operational training period of local personnel.

11)	Assist with providing technical and supervisory assistance in training local personnel to produce British Standard Specification Castor Oil, Hydrogenated Castor Oil, and 12 Hydroxystearic Acid.

12)	Supervise and manage the overall construction and remodel of the existing factory to accommodate the castor oil mill/refinery.

13)	Supervise and manage the planning and construction of the irrigation ditches and reservoir systems to accommodate linear irrigation, observing Paraguayan laws and requirements regarding environmental protection.

14)	Develop best practices, methods and protocols and train local personnel with such methods to test soils for nutrients, micronutrients, salinity and PH.

15)	Supervise the setup of a mapping plan and train local personnel with the best practices, methods and protocols to commence the mapping of soil compositions to enable determining the most suitable geographic locations for future agricultural crop planting.

SCHEDULE C

Project Mill and Agriculture Equipment Estimate Costs

EQUIPMENT LISTING	QTY	COST	TOTAL	FREIGHT

CASTOR MILL/REFINERY EQUIPMENT
Anand ‘DUPLEX’ Series Oil Expeller
With DOUBLE Stage Heating Cooker
Complete with 60 HP 960 RPM Motor, Switch,
Starter, Pressure Gauges, Safety Valves,
Driving Pulley, V-Belts, Plain Belts, Foundation Bolts,
Foundation Rails & other necessary accessories
HP Required: 60 HP/ each	1	24,100	24,100	8,900

Anand ‘DUPLEX’ Series Oil Expeller
With SINGLE Stage Heating Cooker
Complete with 60 HP 960 RPM Motor, Switch,
Starter, Pressure Gauges, Safety Valves,
Driving Pulley, V-Belts, Plain Belts, Foundation Bolts,
Foundation Rails & other necessary accessories
HP Required: 60 HP/ each	1	22,100	22,100	6,675

Vibro Screen- Double Deck
Suitable for the above capacity
Fitted with Heavy Vibro Motor, Switch,
Starter, With Suitable Counter Weights
With SS Mesh, complete in all respects	1	9,200	9,200	760

Vertical Pressure Leaf Filter
Suitable for the above capacity
Complete with S.S Leaves
With Pneumatically operated Vibrator
Complete with Centrifugal Pump & other accessories
Without support structure	1	22,400	22,400	4,500

Elevator- Bucket Type
Mounted on Steel Chain
With tightening arrangement
Complete with Geared Motor,
Switch, Starter, Buckets, Sprockets,
Bolts & driving system
H.P. Required: 3-HP/ each	7	3,900	27,300	1,800

EQUIPMENT LISTING	QTY	COST	TOTAL	FREIGHT

Sludge Conveyor
With geared motor, switch & starter
Qty: 1 Lot (Approx. 40 ft)	75	40	3,000	900

Screw Conveyor
With 3 Nos. Geared Motor,
Switch & Starter	400	61	24,500	1,100

Distribution Control Panel,
Cable Electrification for DB Panel	1	38,000	38,000	650

Spares Kit
For Expellers	1	35,000	35,000	700

Seed Cleaner
With heavy duty Bodies and bearings
With Aspiration System
Complete with Fan, Motors, Cyclone,
Ducting & other accessories
Capacity: 150-175 TPD
H.P. Required: 15-HP/ each	1	46,000	46,000	3,500

De-Stoner
With heavy duty Bodies and bearings
With Aspiration System
Complete with Fan, Motors, Cyclone,
Ducting & other accessories
Capacity: 150-175 TPD
H.P. Required: 20-HP/ each	1	21,000	21,000	3,500

Bleacher
M.O.C.: M.S.
Cylindrical construction with dish ends,
complete with heating coils,
Manholes, sight glass cones, inlets, reduction
gearbox, stirrer, motors and
starters.

Vacuum System
M.S. Construction consists of barometric condenser
& with Vacuum pump
with motor and base frame.

EQUIPMENT LISTING	QTY	COST	TOTAL	FREIGHT

Oil Catchall
M.S. Construction to trap any oil particles escaping with
vapor.

Filter Press Pump
Centrifugal type complete with motor mounted
on base frame to pump
the oil from Bleacher to Filter. Suitable for

Micro Security Filters
Basket type filter
Body: M.S.
Basket: S.S. 304

Gum Conditioner/ Neutralizer
M.O.C: M.S
Cylindrical construction with open top and conical bottom
Complete with heating coils, lye-brine and water spray
coils, Reduction Gearboxes, stirrers, motors & Starters

Oil Water Gravity Separator
Multi-compartment type with siphon over-flow
arrangements M.O.C: M.S

Lye, Brine and Water Tanks
M.O.C: M.S
Complete with heating coils

Hot Water Pumps
Type: Centrifugal
Complete with motor & base frame

Lye Pumps
Type: Centrifugal
Complete with motor & base frame
Hydrogenated Castor Oil Process equipment	1	98,000	98,000	12,000
12 H.S.A. from HCO Process equipment	1	97,000	97,000	12,000
15 Tons per day Oil Bleaching and Filtering Equipment	1	101,000	101,000	24,000
Subtotal			568,600	80,985

EQUIPMENT LISTING	QTY	COST	TOTAL	FREIGHT

CO-GENERATIONAL THERMAL & ELECTRICAL POWER SYSTEM
1.5 MM Btu Boiler solid fuel autofeed	2	78,000	156,000	38,000
Hot Oil heater Estimated	1	75,000	75,000	5,500
Hopper bin for boiler Custom	1	12,700	12,700	2,700
Condensate recovery Custom	0	24,000	-	-
Wood Chipper Meadow Mills model 90	1	55,000	55,000	1,100
Multicyclones for flue emissions	0	14,500	-	-
Subtotal			298,700	47,300

AGRICULTURAL EQUIPMENT
John Deere 5101 E Tractor	4	45,000	180,000
John Deere 7530 Tractor	1	122,500	122,500
John Deere 8330 Tractor	2	180,000	360,000
John Deere 1990 CSS Seed Metering Air Seeder	2	165,000	330,000
John Deere 9760 STS - Combine	2	190,000	380,000
John Deere 608C Platform Header	2	68,000	136,000
multi crop header	2	62,000	124,000
Orthman 1 TRP no till	2	86,000	172,000
John Deere 650 Disk	3	45,309	135,927
John Deere 4630	2	180,000	360,000
John Deere 12.5 ton grain Cart combine attach incl	2	20,000	40,000
Spanish language software & Hardware install	1	45,000	45,000
Agricultural hand tools	1	22,000	22,000
Misc Ag equipment small attachments	1	75,000	75,000
SBS Silo Baggger	2	54,000	108,000	11,000
SBS Silo Extractors	2	67,500	135,000	13,000
Hull Threshers	2	45,500	91,000	8,500
Six Pick Up Trucks	6	25,000	150,000
4 used bottom dump trailers and tractors	4	58,000	232,000
linear Irrigation 1680 Ha at $1200.00/ha Estimated no Quote	7	231,300	1,619,100
Linear irrigation assembly	7	22,000	154,000
Irrigation transfer pumps reservoir to ditch, ditch to reservoir	8	55,000	440,000
Subtotal			5,411,527	32,500

SITE EQUIPMENT
150,000 GALLON Carbon Steel storage tank	1	225,000	225,000
1000gal 17.75 x 14.17 cm dia soap Tank	1	2,250	2,250	900
1000gal 17.75 x 14.17 cm dia gly Tank	1	2,250	2,250	900
300 gallon Settlement Tank	0	970	-	-
3000 gallon Plastic flat Bot. Tankl	1	2,900	2,900	1,600
110gpm viton gasket pumps Ex-Proof	4	6,800	27,200	800

EQUIPMENT LISTING	QTY	COST	TOTAL	FREIGHT

DE Storage Hopper & mterial handling	1	23,000	23,000	1,600
Base/Acid storage tanks 301 SS 5000 gallon	2	67,000	134,000
Truck Weigh Scale	0	85,000	-	-
Loading platform	1	145,000	145,000	7,800
Subtotal			561,600	13,600

Total			$6,840,427	$137,335

SCHEDULE D

Project Start-Up Costs

Below is the Project Manager’s 2014 estimate of Paraguay Project Start-Up Costs.

US$
Mill Engineering, Permitting and Construction	$1,634,500
Mill Equipment	650,000
Mill Site Preparation and Equipment	346,000
Agriculture Equipment	6,020,000
Operations Cost – Prior to Net Profit	1,431,500
Total Use of Proceeds	$10,082,000

SCHEDULE E

Calculation of Adjusted Net Income from the Project

And Project Management Fee

Project Management Fee will be 6% of all Adjusted Net Income of the Project calculated based on IFRS. Calculation of the Adjusted Net Income and Project Management Fee is set forth below.

•	Net Income shall be gross revenue of the Project less selling, general and administrative expenses, depreciation and amortization, other operating expenses, and corporate taxes as provided in Section 4.2. Gross revenues of the Project include all income earned from the land including crops, milled oil and derivatives, carbon credits, and any other income.

•	All sales of castor oil are to be on a cash only basis. On a case by case basis, the Parties may mutually deem it reasonable to take a credit risk for better pricing and sell castor oil on credit. In such cases, the accounts receivable will be removed from the Net Income as part of adjusted Net Income when calculating the Project Management fee until such funds are collected from the buyer.

•	When sold on a non-cash basis, accounts receivable for sale of all other non-castor products, (e.g. rotation crops), will be removed from the Net Income as part of adjusted Net Income when calculating the Project Management fee until such funds are collected from the buyer.

•	Without duplication, net increases in accounts receivable will be deducted from Net Income, and net decreases in accounts receivable will be added to the Net Income during the calculation period.

•	The calculation of the Project Management Fee will be in Paraguay Guarani. Payment of the Project Management Fee will be in U.S. Dollars using the currency exchange rate at the time of payment.

•	The Project Management Fee is payable by the 15th Business Day following the end of each quarter based upon the Developer’s financial reports with a true up based upon the audited financial statements paid with the first quarter each year.

SCHEDULE F

Insurance Requirements

•	The Company shall provide emergency medical insurance for all representatives of the Project Manager for injuries or illness while in the Country.